Exhibit 10.12

CARDIOMEMS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered on this 31st day of May 2001 (“Effective Date”) by and among CARDIOMEMS, INC., a Delaware corporation, and its successors or assignees (“Company”), and MARK ALLEN, an individual and resident of the State of Georgia (referred to herein as “Consultant”) for the purpose of setting forth the terms and conditions by which the Company will acquire Consultant’s services.

1. ENGAGEMENT OF SERVICES. Consultant will, to the best of his ability, render the services set forth in Exhibit A attached hereto. Consultant shall perform the actions necessary to complete such services in a timely and professional manner consistent with industry standards, and at a location, place and time which the Consultant deems appropriate. Consultant may not subcontract or otherwise delegate his obligations under this Agreement without Company’s prior written consent.

2. COMPENSATION. Company will compensate Consultant for services rendered under this Agreement as set forth in Exhibit A attached hereto. Unless otherwise agreed to by the Company in writing, Consultant shall be responsible for all expenses incurred in performing services under this Agreement.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. Because Consultant is an independent Consultant, Company will not withhold or make payments for social security; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf. Consultant hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest incurred by Company as a result of Consultant’s failure to file or pay any such taxes or payments.

4. PROPRIETARY INFORMATION.

4.1 Proprietary Information. Consultant agrees during the term of this Agreement and thereafter that it will take all steps reasonably necessary to hold Company’s Proprietary Information (as defined below) in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining the express written consent of the Company. By way of illustration but not limitation “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, techniques, drawings, clinical data, test data, formulas, methods, samples, development or experimental work, improvements, discoveries, trade secrets, inventions, ideas, other works of authorship, (hereinafter collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and non-public financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of consultants and employees of Company. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Company Proprietary Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without any confidentiality limitations; or (3) it was known by the Consultant, as evidenced by his records, prior to its disclosure by the Company.

4.2 Third Party Information. Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an officer of Company.

5. OWNERSHIP OF WORK PRODUCT.

5.1 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, techniques, trade secrets, ideas, artwork, software, or any other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, authored, or learned by Consultant in the course of any work performed for the Company under this Agreement (“Company Work Product”). Consultant agrees that any and all Company Work Product shall be the sole and exclusive property of Company. For clarification purposes, Company Work Product shall not include, and Consultant shall have no obligation to disclose to Company, any Work Product resulting from Consultant’s pre-existing obligations as described in section 8.2; provided, however, Consultant shall notify the Company in advance (to the extent permitted by any confidential obligations) of any situation arising out of any of these pre-existing obligations or any other obligation that could impair or diminish the Company’s full rights to any Work Product developed or created pursuant to this Agreement.

5.2 Background Technology. Consultant shall specifically describe and identify in Exhibit B any and all works of authorship and Inventions which (a) Consultant intends to use in performing under this Agreement, (b) is either owned by Consultant or licensed to Consultant with a right to sublicense and (c) is made, conceived, reduced to practice, or is in existence in the form of a writing or fixed in any medium prior to the Effective Date (“Background Technology”). If disclosure of any Background Technology would cause Consultant to violate any prior confidentiality agreement, Consultant understands that it is not to list such Background Technology in Exhibit B but it will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Background Technology has not been made for that reason. A space is provided in Exhibit B for such purpose. Consultant further represents that any Work Product which Consultant has made, conceived or reduced to practice prior to signing this Agreement in the Field (as such term is defined in Section 8.2 below) has been disclosed in writing to Company and attached to this Agreement as Exhibit B (“Prior Technology”). If no such disclosure is attached in Exhibit B, Consultant represents that there is no Prior Technology. If, in the course of performance of this Agreement, Consultant incorporates any Background Technology or Prior Technology into a Company Invention, product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Invention, product, process or machine. Notwithstanding the foregoing, Consultant agrees that he will not incorporate, or permit to be incorporated, any Background Technology or Prior Technology in any Company Inventions, product, process or machine without the Company’s prior written consent.

5.3 Assignment of Company Work Product. Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, patents, copyrights, trademarks, trade secrets, contract and licensing rights (the “Proprietary Rights”). Except as expressly set forth herein, Consultant retains no rights to use the Company Work Product.

5.4 Assistance. At the expense of Company, Consultant agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement.

5.5 Enforcement of Proprietary Rights. At the expense of Company, Consultant will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof, including any applicable filings with US Patent and Trademark Office and the US Food and Drug Administration Agency and the respective foreign counterparts to such government office or agencies. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to

Company or its designee. Consultant’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Company’s request on such assistance.

5.6 Execution of Documents. In the event Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding Sections 5.4 and 5.5, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

6. OBLIGATION TO KEEP COMPANY INFORMED. Subject to the pre-existing obligations as described in Section 8.2, during the period of this Agreement and for twelve (12) months after termination of this Agreement, Consultant shall promptly disclose to the Company fully and in writing all Inventions in the Field authored, conceived or reduced to practice by Consultant, either alone or jointly with others. In addition, subject to the pre-existing obligations as described in Section 8.2, Consultant shall promptly disclose to the Company all patent applications relating to the Field filed by him or on his behalf within a year after termination of this Agreement.

7. CONSULTANT REPRESENTATIONS AND WARRANTIES. Consultant hereby represents and warrants that (a) to the best of Consultant’s knowledge, neither the Company Work Product, nor any element thereof will infringe the Proprietary Rights of any third party; (b) neither the Company Work Product, nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (c) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (d) subject to the limitations of his employment agreement with Georgia Institute of Technology, Consultant has full right and power to enter into and perform this Agreement without the consent of any third party.

8. RESTRICTIVE COVENANTS. Consultant acknowledges that: (a) the business of the Company is intensely competitive and that Consultant’s relationship with the Company requires that Consultant have access to and knowledge of Proprietary Information; (b) the direct and indirect disclosure of any such Proprietary Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company’s business; (c) the Proprietary Information constitutes a trade secret of the Company; and (d) the engaging by Consultant in any of the activities prohibited by this Section 8 may constitute improper misappropriation and/or use of such information and trade secrets.

8.1 Nondisclosure of Proprietary Information. Consultant agrees that at all times during and for a period of seven (7) years after the termination of his relationship with the Company, Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Proprietary Information. This confidentiality covenant has no geographical or territorial restriction. Consultant agrees to immediately return all Proprietary Information, Company documents (and all copies thereof) and other Company property and materials in his possession or control, including, but not limited to, Company reports, notes, files, memoranda, records, drawings, business plans and forecasts, financial information, specifications, computer-recorded information, software, tangible property (including, but not limited to, computers and cellular phones), credit cards, travel cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

8.2 No Conflict of Interest. Consultant agrees that he will not, at any time during the term of this Agreement and for a period of one (1) year thereafter, without the prior written consent of the Company, engage in any business or activity, accept work or enter into a contract or agreement, or otherwise become associated with any business (i) relating to the research, design, development, transfer of intellectual property rights, and/or marketing of any product or technology aimed at using

MicroElectroMechanical Systems (“MEMS”) for applications in medical diagnostic equipment, implants and prostheses, medical monitoring equipment, surgical and medical equipment, medical services and applications, medical therapeutic equipment or any other medical uses and applications derived or conceived from work directly related to the foregoing (the “Field”), or (ii) that is in conflict or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Company. Consultant represents and warrants that except for this Agreement and the pre-existing obligations to Redeon, Inc. (including any successor in interest and/or assignee of Redeon’s rights), and the Georgia Institute of Technology (“Georgia Tech”) as described below, he has not entered into any contract or agreement relating to the Field. Consultant further represents that he is not a party to any existing agreement or obligation inconsistent or in conflict with this Agreement. Notwithstanding anything contained in this Section 8.2 to the contrary, the Company acknowledges that Consultant is under a pre-existing obligation to provide services to Redeon, Inc. (including any successor in interest and assignee of Redeon’s rights), a company engaged in the use of MEMS technology to develop and manufacture micro-needles and micro-needle based systems, based on MEMS technology, as further described in that certain licensing agreement between Redeon and Georgia Tech (“Pre-Existing Field Obligation”). As a result, the definition of Field set forth above, shall exclude the Pre-Existing Field Obligation for all purposes under this agreement. Furthermore, notwithstanding anything in this agreement to the contrary, Company acknowledges that Consultant is under a pre-existing obligation as an employee of the Georgia Tech to perform scholarly works and other Work Product, including without limitation research and development as part of employment obligations with Georgia Tech, and creation and dissemination of scientific results in all field and applications, which may incidentally include the Field (“Georgia Tech Field of Obligations”). Hence, the definition of Field set forth above, shall exclude the Georgia Tech Field Obligation for all purposes under this agreement.

8.3 Non-solicitation of Company Employees and Customers. Consultant hereby agrees that for one (1) year following the Separation Date, Consultant will not, without first obtaining the Company’s prior written permission, (a) directly or indirectly solicit, entice, induce, or encourage employees or consultants of the Company to leave the Company to accept work with a competing business, or (b) directly or indirectly solicit any customer or prospective customer of the Company on Consultant’s own behalf or on behalf of any competitor of the Company, for which Consultant rendered services during his relationship with the Company.

9. TERM AND TERMINATION.

9.1 Term. The term of this Agreement will be for one (1) year beginning on the Effective Date, unless terminated earlier pursuant to this Section 9; thereafter, this Agreement shall automatically be renewed for three (3) additional one (1) year period(s) unless either party has provided notice to the other not less than sixty (60) days prior to the expiration of the then applicable term of its intention not to renew this Agreement.

9.2 Termination. Either the Company or Consultant may terminate this Agreement at its convenience by providing at least 30 days prior written notice to the other.

9.3 Return of Company Property. Upon termination of the Agreement or earlier as requested by Company, Consultant will deliver to Company any and all samples, drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Work Product, Third Party Information or Proprietary Information of Company.

10.	GENERAL PROVISIONS.

10.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Georgia, as such laws are applied to agreements entered into and to be performed entirely within Georgia between Georgia residents. The Consultant hereby expressly consent to the personal jurisdiction of the state and federal courts located in the county where Company’s principle place of business is located for any lawsuit filed there against Consultant by Company arising from or related to this Agreement.

10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3 No Assignment. This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment shall be void and of no effect.

10.4 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with the notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing.

10.5 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Company for which there may be no adequate remedy at law, and Company is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

10.6 Survival. Sections 2, 4, 5, 6, 7, 8 and 10 shall survive termination of this Agreement.

10.7 Waiver. No waiver by Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement shall be construed as a waiver of any other right.

10.8 Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.

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In Witness Whereof, that parties have caused this Consulting Agreement to be executed as of the date first written above.

CARDIOMEMS, INC.		CONSULTANT:

BY:	/S/ JAY S. YADAV, M.D.	BY:	/S/ MARK G. ALLEN, PH.D.
NAME:	JAY S. YADAV, M.D.	NAME:	MARK G. ALLEN, PH.D.
TITLE:	PRESIDENT AND CHIEF EXECUTIVE OFFICER
ADDRESS:	430 10th Street, NW Suite N-005 Atlanta, GA 30318	ADDRESS:	425 W. Spalding Drive
Atlanta, GA 30328

CONSULTING AGREEMENT

CARDIOMEMS, INC. / MARK ALLEN

EXHIBIT A

Services to be Performed:

Consultant shall render such services as the Company may request from time to time, including, without limitation, serving as the chief technology advisor to the Company reporting to the Chief Executive Officer, providing guidance for overall engineering and research and development efforts, providing guidance and recommending appropriate manufacturing facilities, contributing to the intellectual property position and strengthening of the Company’s proprietary rights portfolio, and identifying and recommending potential technology and proprietary rights for acquisition or license by the Company. In this capacity, Consultant would be available to render services to the Company at the equivalent rate of at least two (2) full days per month.

Compensation:

For so long as Consultant’s services to the Company as set forth herein have not been terminated for any reason, the stock issued to Consultant pursuant to that certain Founder Stock Purchase Agreement dated May 31, 2001 by and between the Company and the Consultant shall continue to vest in accordance with the terms thereof.

Consultant shall be reimbursed for documented reasonable out of pocket expenses incurred in connection with rendering of the services to the Company, subject to the Company’s prior approval of any expenses, either individually or in the aggregate, in excess of $1,000.

Consultant Initial /s/ M.A.

Company Initial /s/ J.Y.

AMENDMENT TO THE CONSULTING AGREEMENT

THIS AMENDMENT TO THE CONSULTING AGREEMENT (the “Amendment”) is made and entered into this 10th day of November, 2003, by and between CARDIOMEMS, INC., a corporation existing under the laws of the State of Delaware and having its principal offices at 75 5th St. N.W., Suite 205, Atlanta, Georgia 30308 (“CardioMEMS”) and MARK G. ALLEN, an individual (“Consultant”). CardioMEMS and Consultant may each be referred to herein individually as a “Party” and jointly as the Parties.

WITNESSETH:

WHEREAS, CardioMEMS and Consultant are party to that certain Consulting Agreement, dated May 31, 2001 (the “Agreement”); and

WHEREAS, CardioMEMS intends to assign all of its right, title and interest in and to certain intellectual property to Maya Interventional LLC (“Maya”) pursuant to that certain Technology and Assignment Agreement of even date herewith and to grant an exclusive licenses to MedSensor LLC (“LLC”) to exploit other CardioMEMS intellectual property in a particular field of use pursuant to that certain License Agreement and that certain R&D Agreement, both of even date herewith (collectively, the “IP Transfer”);

WHEREAS, following the IP Transfer, both Maya and LLC may each wish to engage the services of Consultant, and CardioMEMS and Consultant desire to amend the Agreement to facilitate such events and to better define the scope of Consultant’s permitted services in light of the IP Transfer;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, CardioMEMS and Consultant mutually agree as follows:

1. Subsection (i) of Section 8.2 of the Agreement is amended to read in its entirety as follows:

“(i) relating to the research, design, development, transfer of intellectual property rights, and/or marketing of any product or technology (A) whose primary purpose is to sense any physical property (including pressure, temperature or chemical) for the purpose of diagnosing or treating aortic aneurysms or congestive heart failure (the “CardioMEMS Field”), (B) whose primary purpose is to sense any physical property (including pressure, temperature or chemical) for the purpose of diagnosing or treating any disease or medical condition other than aortic aneurysms or congestive heart failure (the “Other Sensor Field,” and together with the CardioMEMS Field, the “Primary Non-Compete Field”), or (C) that is outside both the CardioMEMS Field and the Other Sensor Field and that is aimed at using MicroElectroMechanical Systems (“MEMS”) for applications in medical diagnostic equipment, implants and prostheses, medical monitoring equipment, surgical and medical equipment, medical services and applications, medical therapeutic equipment or any other medical uses and applications derived or conceived from work directly related to the foregoing (the “Non-Sensor Field,” and together with the Primary Non-Compete Field, the “Field”), except that CONSULTANT shall be permitted to perform services in the Non-Sensor Field for Maya Interventional LLC and its Affiliates, and provided that the scope of competitive services or activities prohibited by this Section 8.2(i) shall be limited to those services and activities conducted in the United States and the countries and principalities within the European Union, or”

2. The following is hereby added as a new Section 8.4 to the Agreement:

“8.4 Relationship with MedSensor LLC. Notwithstanding Section 8.2(i), Consultant shall be permitted to perform services within the Other Sensor Field for MedSensor LLC and its Affiliates (“LLC”). In the event that Consultant enters into an agreement with LLC pursuant to which the Consultant will perform services for LLC in the Other Sensor Field, whether as a consultant, an employee, or otherwise, the terms of such agreement shall supercede the terms of Section 8.2(i) solely with respect to services in the Other Sensor Field, and the Primary Non-Compete Field shall be deemed not to include the Other Sensor Field. For the avoidance of doubt, in the event that Consultant enters into such an agreement with LLC, the power to restrict the Consultant’s ability to perform services in the Other Sensor Field shall lie solely with LLC pursuant to such agreement (if at all), and not with CardioMEMS.

3. The following is hereby added as a new Section 8.5 to the Agreement:

“8.5 Definition of Affiliate. For the purpose of this Section 8, “Affiliate” shall mean, as to a first entity, (i) a second entity that owns directly or indirectly, a controlling interest in such first entity, (ii) a second entity in which such first entity owns a controlling interest, by stock ownership or otherwise, or (iii) a second entity under common control with such first entity, directly or indirectly. As used in this Section 8.5, the terms “controlling interest” and “common control” mean the ownership, directly or indirectly through the stockholders or members of an entity, of more than fifty percent (50%) of the voting securities or other ownership interest of the other entity, or the possession, directly or indirectly, of the power to direct the management or policies of the other entity, whether through the ownership of voting securities, by contract, or otherwise.”

4. Except as expressly amended by this Amendment, the terms of the Agreement shall remain unchanged. Without limiting the generality of the foregoing, the Parties acknowledge and agree that this Amendment does not modify, and is expressly subject to, any limitations, conditions, or restrictions on Consultant’s non-compete obligations to CardioMEMS set forth in the Agreement, including but not limited to the express exclusion of the Pre-Existing Field Obligations and the Georgia Tech Field Obligations (as such terms are defined in the Agreement) from the definition of the Field.

IN WITNESS WHEREOF, CardioMEMS and Consultant have caused this Amendment to be executed on the day and year first written above.

CARDIOMEMS, INC.		CONSULTANT

By:	/s/ David R. Stern
Name:	David R. Stern	/s/ Mark G. Allen, Ph.D.
Title:	President & CEO	Mark G. Allen, Ph.D.

SECOND AMENDMENT TO THE CONSULTING AGREEMENT

THIS SECOND AMENDMENT TO THE CONSULTING AGREEMENT (the “Amendment”) is made and entered into this 17th day of January, 2007 (the “Effective Date”), by and between CARDIOMEMS, INC., a corporation existing under the laws of the State of Delaware and having its principal offices at 75 Fifth Street N.W., Suite 440, Atlanta, Georgia 30308 (“CardioMEMS” or the “Company”)) and MARK G. ALLEN, an individual (“Consultant”). CardioMEMS and Consultant may each be referred to herein individually as a “Party” and jointly as the Parties.

WITNESSETH:

WHEREAS, CardioMEMS and Consultant are party to that certain Consulting Agreement, dated May 31, 2001, which was amended pursuant to the Amendment to the Consulting Agreement dated November 10, 2003 (collectively, the “Agreement,” attached hereto as Appendix A); and

WHEREAS, the Parties desire to amend the Compensation terms set forth in Exhibit A to the Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, CardioMEMS and Consultant mutually agree as follows:

1. Amendment of Compensation Section of Exhibit A. As of the Effective Date, the Compensation section of Exhibit A to the Agreement is amended to include the following new paragraphs three through nine, which shall be in addition to the current first and second paragraphs of the Compensation section of Exhibit A:

“Consultant shall receive cash consulting fees from the Company at an annual rate of $115,000, paid in equal installments in arrears on a semi-monthly basis. Consultant must submit written invoices to the Company on a monthly basis listing the applicable monthly consulting fee amount and any expenses submitted for reimbursement pursuant hereto, with supporting documentation of such expenses, and such expenses shall be reimbursed by the Company in accordance with its standard expense reimbursement policies and practices.

In the event that the Company terminates the Agreement with Consultant other than for Cause (as defined below), and Consultant is not entitled to receive the Change of Control Termination Benefits (as defined below), then Consultant will be eligible to receive the following as his sole termination benefits (the “Termination Benefits”): continued payment of consulting fees (at the monthly consulting fee rate in effect as of the termination of the Agreement) for six (6) months after the termination date of the Agreement, paid on a semi-monthly basis (provided that, the Company may provide the additional consulting fees in a lump sum payment in lieu of continued payments for six (6) months, at its sole discretion).

If the Company consummates a Change of Control (as defined below) and, at any time within the time period beginning thirty (30) days prior to the consummation of the Change of Control and ending twelve (12) months after the consummation of the Change of Control, the Company (or any successor entity) terminates the Agreement without Cause or Consultant terminates the Agreement for Good Reason (as defined below), then Consultant will be eligible to receive as his sole change of control termination benefits (the “Change of Control Termination Benefits”): (i) continued payment of consulting fees (at the monthly consulting fee rate in effect as of the termination of the Agreement) for twelve (12) months after the termination date of the Agreement, paid on a semi-monthly basis (provided that, the Company may provide the additional consulting fees in a lump sum payment in lieu of continued payments for twelve (12) months, at its sole discretion); and (ii) any then-outstanding stock options provided to Consultant by the Company in connection with his consulting relationship with the Company shall be subject to accelerated vesting such that all unvested shares will vest and become exercisable effective as of the date of termination of the Agreement.

As a condition of, and prior to receiving any of the Termination Benefits or Change of Control Termination Benefits, Consultant must timely execute, make effective and deliver to the Company a general release of all known and unknown claims in a form satisfactory to the Company, and Consultant must not be in material breach of the terms of any proprietary information and inventions agreement or any other agreement or contract he has entered into with the Company. In addition, if Consultant is a member of the Company’s Board of Directors (the “Board”) at the time that he ceases to serve as a consultant to the Company, then he must promptly resign from the Board if his resignation is requested by the Board. In the event that, during such time as Consultant continues to receive Termination Benefits or Change of Control Termination Benefits as described herein, Consultant materially breaches any proprietary information and inventions agreement or any other agreement or contract with the Company (including any continuing obligations under the Agreement), the Company’s obligation to continue to provide the Termination Benefits or Change of Control Termination Benefits will immediately cease in full.

For purposes of this Amendment, “Cause” for the Company (or any acquiror or successor in interest thereto) to terminate the Agreement shall exist if any of the following occurs: (i) Consultant’s conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) Consultant’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company; (iii) Consultant’s material violation of any contract or agreement between Consultant and the Company, including without limitation, material breach of the Agreement or of any proprietary information and inventions agreement, or of any Company policy applicable to Consultant, or of any statutory duty Consultant may owe to the Company; or (iv) Consultant’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to the business or reputation of the Company; provided, however, that the action or conduct described in clause (iv) above will constitute “Cause” only if such action or conduct continues after the Board has provided Consultant with written notice thereof and thirty (30) days opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure. The determination that a termination of the Agreement is for Cause shall be made in good faith by the Board in its sole discretion.

For purposes of this Amendment, “Good Reason” for Consultant’s termination of the Agreement shall mean a termination of the Agreement by Consultant within sixty (60) days after the occurrence of any of the following events which is not corrected within fifteen (15) days after the Company (or any successor thereto) receives written notice from Consultant that any of the following events have occurred and that Consultant asserts that grounds for a termination of the Agreement for Good Reason exist as a result: (i) without Consultant’s written consent, a material diminution of Consultant’s duties, position or responsibilities; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for Consultant’s termination of the Agreement, and further provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring entity will not by itself result in a “diminution;” (ii) without Consultant’s written consent, a reduction by the Company in Consultant’s annual consulting fees as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made in connection with an across the board reduction of the base salaries of the Company’s senior executives); or (iii) without Consultant’s consent, the relocation of Consultant’s assigned office location (if any) by more than sixty (60) miles unless, as a result of such relocation, Consultant’s assigned office location is closer to his primary residence than the immediately preceding assigned office location.

For purposes of this Amendment, a “Change of Control” shall mean: the consummation of any one of the following events: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company; (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then-outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from bona fide equity financing event or public offering of the stock of the Company.”

2. Miscellaneous. Except as expressly amended by this Amendment, the terms of the Agreement, including but not limited to Exhibit A thereto, shall remain unchanged. This

Amendment forms the complete and exclusive amendment of the Agreement and it supersedes any other agreements or promises, whether oral or written, concerning amendment or modification of the Agreement, with the exception of the Amendment to the Consulting Agreement dated November 10, 2003 which remains in effect. This Amendment may only be modified in a written agreement approved by the Board and signed by Consultant and a duly authorized officer of the Company. This Amendment will bind the heirs, personal representatives, successors and assigns of both Consultant and the Company, and inure to the benefit of both Consultant and the Company, their heirs, successors and assigns. If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Amendment and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law. This Amendment shall be construed and enforced in accordance with the laws of the State of Georgia without regard to conflicts of law principles. Any ambiguity in this Amendment shall not be construed against either Party as the drafter. Any waiver of a breach of this Amendment, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

IN WITNESS WHEREOF, CardioMEMS and Consultant have caused this Amendment to be executed on the day and year first written above.

CARDIOMEMS, INC.		CONSULTANT

By:	/s/ Jay S. Yadav, M.D.

Name:	Jay S. Yadav, M.D.	/s/ Mark G. Allen, Ph.D.
Mark G. Allen, Ph.D.
Title:	Chief Executive Officer

Appendix A – Consulting Agreement dated May 31, 2001, and Amendment to the Consulting Agreement dated November 10, 2003